PRESS RELEASE                                                           SOURCE: WPCS International Incorporated

WPCS Announces Guidance for FY2007

EXTON, PA — (PR Newswire-First Call) - July 11, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced guidance for its current fiscal year. For FY2007, ending April 30, 2007, the company expects to generate $75 million in revenue and $4 million in net income. The earnings per share are expected to be $0.72 for the fiscal year. The company plans to announce the filing date for its 10KSB and an investor conference call soon. Compared to the unaudited financial results for FY2006, the projected $75 million in revenue for FY2007 is an increase of 44% from the revenue achieved in FY2006. The $4 million in net income is an increase of approximately 63% from the non-GAAP net income achieved in FY2006. The $0.72 EPS target is a 24% increase from the non-GAAP EPS achieved in FY2006. The non-GAAP net income and EPS achieved in FY2006 excludes the non-cash charges related to the accounting for warrant liabilities under EITF 00-19. As mentioned in a previous release, in April 2006 the company eliminated the provision for penalties resulting from EITF 00-19. The growth in both revenue and net income is projected to be approximately 20% organic with the remainder coming from one closed acquisition and one pending acquisition.

Andrew Hidalgo, CEO of WPCS International Incorporated commented, “We are pleased to announce our guidance for FY2007. We expect FY2007 to be our most successful year-to-date. Growth is anticipated organically, as well as from acquisitions. The market conditions for wireless networks remain strong and we anticipate that our backlog will continue to be replenished even if the economy slows. We believe the two main reasons the market will continue to prosper will be due to the cost savings and the increase in productivity provided by the deployment of wireless networks as well as the anticipated increase in mobile communications. We are expanding the gaming, public safety and healthcare vertical sectors of our business and increasing the revenue opportunities generated through cross subsidiary sales efforts. Along with this anticipated organic growth, the recently closed acquisition and the pending acquisition will add to our revenue but even more importantly, these acquisitions will increase our geographic and engineering capabilities as well as add premier customers to our expanding customer base. The management team remains focused on delivering the best results possible for our shareholders.”

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration, trenching, electrical work, structured cabling, testing and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com